Exhibit T3B.19

COMPANIES ACT 2014

CONSTITUTION

OF

AMRYT GENETICS LIMITED

1.	The name of the Company is Amryt Genetics Limited (the “Company”).

2.	The Company is a private company limited by shares registered under Part 2 of the Companies Act 2014 (the “Act”).

3.	The liability of the members is limited.

4.	The share capital of the Company is divided into Ordinary Shares of €1.00 each.

5.
The “optional provisions” (as that term is defined by Section 54(1) of the Act) shall apply to the constitution of the Company save to the extent that they are dis-applied, modified or supplemented by this constitution.

6.	SHARES

6.1	The following provisions apply to the allotment of shares (and ‘allotment of shares’ shall include issue of shares):

6.1.1	For the purposes of Section 69(1) of the Act, the allotment of shares (including redeemable shares) is hereby generally and unconditionally authorised.

6.1.2
For the purposes of Section 69(3) of the Act, the general authorisation for the allotment of shares in the Company is not subject to any stipulation as to the period during which the allotment may occur.

6.1.3	For the purposes of Section 69(12)(a)(i) of the Act, Section 69(6) of the Act shall not apply generally, to any allotment of shares in the Company.

6.1.4
The directors of the Company (and for the purposes of Section 69(4) of the Act, any committee of the directors so authorised by the directors and any person so authorised by the directors or such committee) may without prejudice to Section 158(1) of the Act allot, issue, grant options over, or otherwise dispose of shares or other securities to such persons, on such terms and conditions, and at such times as they may determine in their absolution discretion, subject only to the provisions of the Act.

7.	THE COMPANY

7.1	Subject to the provisions of the Act, the Company may acquire its own shares by purchase, or in the case of redeemable shares, by redemption or purchase.

7.2	Any redeemable shares may be redeemed on such terms and in such manner as may be determined by the directors.

8.	DIRECTORS

8.1
Unless otherwise determined by an ordinary resolution of the Company, the Company shall have at least one director.  The directors may from time to time by resolution appoint any person to be a director or remove from office any director so appointed and Section 144(3)(b) is modified accordingly.  The provisions of Section 144(3)(c) shall not apply to any directors so appointed.

8.2
A director is expressly permitted (for the purposes of Section 228(1)(d) of the Act) to use vehicles, telephones, computers, accommodation and any other Company property where such use is approved by the board of directors or by a person so authorised by the board of directors or where such use is in accordance with a director’s terms of employment, letter of appointment or other contract or in the course of the discharge of the director’s duties or responsibilities or in the course of the discharge of a director’s employment.

8.3	In addition to the circumstances described in Sections 146, 148(2) and 196(2) of the Act, the office of director shall be vacated automatically if that director:

8.3.1
is in full-time employment of the Company or the Company’s holding company or a subsidiary of the Company’s holding company, upon the termination of such employment unless the directors otherwise resolve; or

8.3.2
resigns his office by spoken declaration at any board meeting and such resignation is accepted by resolution of that meeting, in which case such resignation shall take effect at the conclusion of such meeting unless otherwise resolved.

9.	ALTERNATE DIRECTORS

9.1
Any alternate director appointed shall be an officer of the Company and shall not by virtue of that appointment be an agent of the director appointing him.  If a director should die or cease to hold the office of director, the appointment of his or her alternate shall cease and determine.  An alternate is entitled to exercise all the powers, rights, duties and authorities of his or her appointer as a director (other than the right to appoint an alternate).  The alternate is entitled to notice of all meetings of committees of directors of which his or her appointer is a member.  An alternate acting for more than one director, or that simultaneously holds office as director, shall only count as one for the purpose of determining if a quorum is present.

9.2	For the purpose of Section 161(1) of the Act, the signature of an alternate director shall suffice in place of the signature of the director appointing him or her.

10.	COMMITTEES OF DIRECTORS

10.1
The meetings and proceedings of any committee formed by the directors will be governed by the provisions set out in the Act regulating the meetings and proceedings of directors so far as the same are applicable and are not superseded by any regulations imposed on such committee by the directors from time to time.

10.2
The directors may authorise, or may authorise such committee to authorise, any person who is not a director to attend all or any meetings of any such committee on such terms as the directors or the committee think fit, provided that any such person shall not be entitled to vote at meetings of the committee.

11.	SEAL

11.1
An alternate who is not also a director will be entitled to sign or countersign an instrument to which the seal is affixed as if he were the director who appointed him and Section 43 will be modified accordingly.

11.2
The Company may have for use in any place abroad an official seal which shall resemble the common seal of the Company with the addition on its face of the name of every place abroad where it is to be used and the provisions of Section 44 shall apply to such seal.

12.	NOTICES

12.1	The provisions contained in Section 218 shall apply to the service of notices on any member, officer or any other person required under the Act or this constitution.

13.	INDEMNITY

13.1
Subject to the provision of and so far as may be permitted by Section 235 of the Act every director, secretary and other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his party) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court.

I the person whose name, address and description are subscribed, wish to be formed into a company in pursuance of this constitution, and I agree to take the number of shares in the capital of the Company set opposite my name.

Name, Address and Description of Subscriber(s)	Number of Shares taken by Subscriber(s)

Name: ByrneWallace Corporate Secretaries Limited	100 Ordinary Shares of €1.00
Address:	/s/ Representative

88 Harcourt Street Dublin 2
For and on behalf of ByrneWallace Corporate Secretaries Limited

Total Shares taken:	100 Ordinary Shares of €1.00

Signatures in writing of the above subscribers, attested by witness as provided for below; or authentication in the manner referred to in Section 888.

Dated the 8 day of March 2018

Witness to the above Signatures:

Name:  Louise Carney

Address:  88 Harcourt Street, Dublin 2

Signature: /s/ Louise Carney